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                                                                   Exhibit 23.1
The Board of Directors
GenVec, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-76886) on Form S-3 and in the registration statements (No. 333-55590, No. 333-55586 and No. 333-55584) on Form S-8 of GenVec, Inc. of
our report dated February 26, 2002, relating to the balance sheets of GenVec, Inc., and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of GenVec, Inc.

/s/ KPMG LLP


McLean, Virginia
March 28, 2002